                                                                EXHIBIT 14(C)

                    TAXATION, BUDGET AND ACCOUNTING TEXT
                                                                (NO. 249)  L-3

                                                                DO NOT FILE
Form 5305-SA  SIMPLE INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT     WITH THE
(Rev. January 1998)                                              INTERNAL
      (UNDER SECTION 408(p) OF THE INTERNAL REVENUE CODE)     REVENUE SERVICE
Department of the Treasury
Internal Revenue Service
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Name of participant  |  Date of birth of participant |  Social security number
                     |                               |        |        |
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Address of participant                |Check if transfer SIMPLE IRA . . . > [ ]
                                      |Check if amendment . . . . . . . . > [ ]
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Name of custodian  |  Address or principal place of business of custodian
                   |
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The participant whose name appears above is establishing a savings incentive match plan for employees of small employers individual retirement account (SIMPLE IRA) under sections 408(a) and 408(p) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The custodian named above has given the participant the disclosure statement required under Regulations section 1.408-6.

The participant and the custodian make the following agreement:

                                  Article I

The custodian will accept cash contributions made on behalf of the participant by the participant's employer under the terms of a SIMPLE plan described in section 408(p). In addition, the custodian will accept transfers or rollovers from other SIMPLE IRAs of the participant. No other contributions will be accepted by the custodian.

                                 Article II

The participant's interest in the balance in the custodial account is nonforfeitable.

                                 Article III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.

                                  ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the participant's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the participant under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the participant and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The participant's entire interest in the custodial account must be, or begin to be, distributed by the participant's required beginning date (April 1 following the calendar year end in which the participant reaches age 70 1/2). By that date, the participant may elect, in a manner acceptable to the custodian, to have the balance in the custodial account distributed in:

      (a)  A single sum payment.

      (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the participant.

      (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the participant and his or her designated beneficiary.

      (d) Equal or substantially equal annual payments over a specified period that may not be longer than the participant's life expectancy.


      (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the participant and his or her designated beneficiary.

4. If the participant dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the participant dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

     (b) If the participant dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the participant or, if the participant has not so elected, at the election of the beneficiary or beneficiaries, either

         (i) Be distributed by the December 31 of the year containing the fifth anniversary of the participant's death, or

         (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the participant's death. If, however, the beneficiary is the participant's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the participant would have reached age 70 1/2.

     (c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the participant's required beginning date, even though payments may actually have been made before that date.

     (d) If the participant dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

        Cat. No. 23698C                                 Form 5305-SA (Rev. 1-98)

          Copyright(c) 1996 by THE BUREAU OF NATIONAL AFFAIRS, INC.,
                            Washington, D.C. 20037
                            0092-6884/96/$0+$1.00

Form 5305-SA (Rev. 1-98)                                                 Page 2
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5.   In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the participant's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the participant (or the joint life and last survivor expectancy of the participant and the participant's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the participant and designated beneficiary as of their birthdays in the year the participant reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

        6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

                                  ARTICLE V

        1. The participant agrees to provide the custodian with information necessary for the custodian to prepare any reports required under sections 408(1) and 408(1)(2) and Regulations sections 1.408-5 and 1.408-6.

        2. The custodian agrees to submit reports to the Internal Revenue Service and the participant as prescribed by the Internal Revenue Service.

        3. The custodian also agrees to provide the participant's employer the summary description described in section 408(1)(2) unless this SIMPLE IRA is a transfer SIMPLE IRA.

                                 ARTICLE VI

        Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with sections 408(a) and 408(p) and the related regulations will be invalid.

                                 ARTICLE VII

        This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

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NOTE: The following space (Article VIII) may be used for any other provisions you want to add. If you do not want to add any other provisions, draw a line through this space. If you do add provisions, they must comply with applicable requirements of state law and the Internal Revenue Code.
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                                ARTICLE VIII



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Participant's signature                                Date
                        ------------------------------      ------------------
       (If an individual other than the participant signs this form for the participant, indicate the individual's relationship to the participant.)

Custodian's signature                                  Date
                        ------------------------------      ------------------

Witness signature
                  ------------------------------------------------------------
         (Use only if signature of the participant or the custodian is required to be witnessed.)

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GENERAL INSTRUCTIONS

Section references are to the Internal Revenue Code unless otherwise noted.

PURPOSE OF FORM

NOTE: Users of the December 1996 version of Form 5305-SA are not required to use the January 1998 revision of this form.


Form 5305-SA is a model custodial account agreement that meets the requirements of sections 408(a) and 408(p) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (participant) and the custodian. This account must be created in the United States for the exclusive benefit of the participant or his or her beneficiaries.

Individuals may rely on regulations for the Tax Reform Act of 1986 to the extent specified in those regulations.

Do not file Form 5305-SA with the IRS.  Instead, keep it for your records.

For more information on IRAs, including the required disclosures the custodian must give the participant, see PUB. 590, Individual Retirement Arrangements
(IRAs).

DEFINITIONS

PARTICIPANT. The participant is the person who establishes the custodial account.

CUSTODIAN. The custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as custodian.

TRANSFER SIMPLE IRA

This SIMPLE IRA is a "transfer SIMPLE IRA" if it is not the original recipient of contributions under any SIMPLE plan. The summary description requirements of section 408(1)(2) do not apply to transfer SIMPLE IRAs.

SPECIFIC INSTRUCTIONS

ARTICLE IV. Distributions made under this article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the participant reaches age 70 1/2 to ensure that the requirements of section 408(a)(6) have been met.

ARTICLE VIII. Article VIII and any that follow it may incorporate additional provisions that are agreed to by the participant and custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the custodian, custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the participant, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-SA may be reproduced and reduced in size.
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                        THOMPSON PLUMB FUNDS SIMPLE IRA

                         ATTACHMENT TO IRS FORM 5305-SA


                                  ARTICLE VIII

(Additional provisions agreed to by the Participant and Custodian to complete this Agreement.)

1. Definitions: "Investment Company" shall mean Thompson Plumb Funds, Inc. and any other investment company as defined in section 851(a) of the Code for which Thompson, Plumb & Associates, Inc. serves as investment advisor and which has agreed to offer shares for an IRA. "Investment Company Shares" or "Shares" shall mean shares of capital stock of the Investment Company or shares of another investment company, as defined in section 851(a) of the Code, which the Investment Company chooses to make available for IRA investment through a servicing agreement. "Custodian" shall mean Firstar Trust Company. "Participant" shall mean the individual who establishes this custodial account.

2. Investment of Account: (a) Contributions will be invested in accordance with the Participant's written instructions in the Application and with subsequent instructions given by the Participant or the Participant's employer (as applicable) (or the Participant's beneficiary following the Participant's death) to the Custodian in a manner acceptable to the Custodian. The Custodian shall invest any contributions which are not accompanied by adequate account identification or investment instructions in the Portico Money Market Fund until adequate identification or investment instruction is received.

         (b) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner in which such shares are then being publicly offered by the Investment Company. All distributions received on Investment Company Shares held in the custodial account, including capital gains and dividends (unless received in additional shares), shall be reinvested, in accordance with the Investment Company's then current prospectus, and credited to the Participant's custodial account. If any distribution of Investment Company Shares may be received at the election of the shareholder in additional Shares or in cash or other property, the Custodian shall elect to receive such distribution in additional Investment Company Shares.





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         (c)     All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its registered nominee. The Participant shall be the beneficial owner of all Investment Company Shares held in the custodial account and the Custodian shall not vote any of such shares, except upon written direction by the Participant. The Custodian agrees to forward to every Participant a then current prospectus, reports and financial statements, notices, proxies and related proxy soliciting materials applicable to Investment Company Shares received by the Custodian.

         (d) Neither the Custodian nor the Investment Company shall have any liability in connection with investment choices made by the Participant or the Participant's employer or beneficiaries, as applicable.

3. Distributions: (a) The Custodian shall, from time to time, subject to the provisions of Article IV, make distributions out of the custodial account to the Participant, in such manner and amounts as may be specified in written instructions of the Participant. All such instructions shall be deemed to constitute a certification by the Participant that the distribution so directed is one that the Participant is permitted to receive.

         (b) If allowable under applicable law, then notwithstanding the foregoing, upon the Participant's death the distribution rules set forth in Article IV will not apply if the Participant's spouse is the beneficiary and he or she elects to treat the account as his or her own. In such case the spouse will be deemed to be the Participant under this agreement.

         (c) Unless paragraph 3(b) above is applicable, upon the Participant's death the election of either option (i) or option (ii) under paragraph 4(b) of Article IV must be made by December 31 of the year following the year of the Participant's death. If the beneficiary or beneficiaries do not elect either of the distribution options described in paragraph 4(b)(i) and 4(b)(ii) of Article IV by such date, distribution will be made in accordance with paragraph 4(b)(ii) of Article IV if the beneficiary is the Participant's surviving spouse and in accordance with paragraph 4(b)(i) of
                 Article IV if the beneficiary or beneficiaries include anyone other than the surviving spouse.

         (d) If the Participant does not choose any of the methods of distribution described in paragraphs 3(a) through 3(e) of
                 Article IV by the April 1 following the





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                 calendar year in which he or she reaches age 70, then by that date and by each December 31 thereafter, distribution to the Participant will be made only in such amounts as will satisfy the requirements of the minimum distribution rules in paragraph 1 of Article IV above, based on the joint life expectancy of the Participant and his or her designated beneficiary (or based on the Participant's sole life expectancy if the Participant has no designated beneficiary, or is treated as having no designated beneficiary for purposes of the above described rules).

         (e) Distributions from this SIMPLE IRA shall be subject to a 25% excise tax on early distributions in accordance with Code
                 Section 72(t)(6) if made during the two year period commencing on the date the Participant first participates in the employer's SIMPLE retirement plan.

         (f) If a Participant fails to elect federal income tax withholding treatment in connection with a distribution, the Custodian shall automatically withhold 10% of the taxable amount of the distribution.

         (g) Neither the Custodian nor the Investment Company shall have any liability with respect to any contribution to the custodial account, any investment of assets in the custodial account, or any distribution therefrom pursuant to instructions received from the Participant (or beneficiary) or in accordance with this Agreement, or for any consequences to the Participant or beneficiary arising from such contribution, investments or distributions including, but not limited to, excise and other taxes and penalties which might accrue or be assessed by reason thereof, nor shall the Custodian or Investment Company be under any duty to make any inquiry or investigation with respect thereto.

4. Amendment and Termination: (a) This custodial account is intended to be a qualified individual retirement custodial account used with a SIMPLE retirement plan and is intended to comply with the requirements of Sections 408(a) and 408(p) of the Internal Revenue Code. Participant hereby delegates to the Investment Company the power to amend this Custodial Account Agreement as necessary to comply with applicable provisions of the Code and related regulations.
         Participant also delegates to the Investment Company the power to amend the Custodial Account Agreement in any other manner not inconsistent with the provisions of applicable law, such amendments to be binding upon the Participant upon written notification unless within 30 days after such notification, the Participant provides written objection to





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         any such amendment.  Notwithstanding the above, no amendment shall cause or permit any part of the assets of the custodial account to be diverted to purposes other than for the exclusive benefit of the Participant or his beneficiaries, nor shall any amendment increase the duties of the Custodian without the Custodian's consent.

         (b) The Participant may at any time terminate the custodial account by delivering to the Custodian a written notice of such termination setting forth the effective date thereof. Upon such termination, all assets remaining in the custodial account, reduced by the amount of any unpaid fees or expenses, shall be distributed to the Participant, in cash or in kind, as directed, in writing, by the Participant, or transferred to such successor custodian as the Participant may direct in writing.

         (c) The Custodian may be removed by the Participant at any time upon thirty (30) days written notice to the Custodian, which notice shall also designate a successor custodian, which shall satisfy the requirements of section 408(h) of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the removal shall be effective and the Custodian shall, as soon as practicable, but in no event later than 30 days following the effective date of the removal, transfer and deliver to such successor custodian the assets of the custodial account and such records pertaining thereto as may be requested in writing by the successor custodian.

         (d) At any time after three years from the effective date of this Agreement, the Custodian may elect to resign as custodian upon thirty (30) days written notice to the Participant and the Investment Company. The Investment Company may remove the Custodian at any time upon thirty (30) days written notice to the Custodian. Upon such resignation or removal, the Participant or the Investment Company shall appoint a successor custodian which shall satisfy the requirements of section 408(h) of the Code. Upon receipt by the Custodian of written acceptance by the successor custodian of such appointment, the Custodian is authorized to act in the same manner as provided for in subsection (c) of this Section. In the event a successor custodian is not appointed within thirty
                 (30) days after receipt of the Custodian's notice of resignation, the Custodian shall terminate the custodial account and distribute the balance to the Participant.





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         (e)     The custodial account created by this Agreement shall
                 automatically terminate upon distribution to the Participant or any beneficiary designated under Section 7 of Article VIII hereof of the entire balance in the custodial account.

5. Taxes and Custodial Fees: Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the assets of the custodial account, or the income arising therefrom, any transfer taxes incurred, all other reasonable administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the custodian, and such reasonable compensation to the Custodian for its services may be paid from the custodial account. The Custodian's fees are as follows:

                 (a)      Annual Maintenance Fee - $12.50

                 (b)      Transfer to Successor Custodian - $15.00

                 (c)      Outgoing Wire Fee - $10.00

                 (d)      Distribution to a Participant (Rollover) - $15.00

                 (e)      Refund of Excess Contribution - $15.00

Extraordinary charges resulting from unusual administrative responsibilities not contemplated by this schedule will be subject to such additional charges as will reasonably compensate the Custodian for the services performed.

The annual maintenance fee will be deducted in October of each year and enough Investment Company Shares will be redeemed to cover this fee. Fees for refund of excess contributions or Investment Company Shares redemption/reinvestment will be deducted from the refund or redemption proceeds at the time of refund or redemption and the remaining balance will be remitted to the Participant in the case of refund, or will be reinvested in accordance with the Participant's instructions. The Custodian may change the fees payable in connection with the custodial account at any time, and shall notify the Participant in writing of any such change.

6. Reports and Notices: (a) The Custodian shall keep adequate records of transactions it is required to perform hereunder. not later than the January 31 following the close of each calendar year, and not later than sixty (60) days after the Custodian's resignation or removal pursuant to Section 5 of this Article VIII, the Custodian shall render to the





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         Participant or the Participant's legal representative a written report or reports reflecting the transactions effected by it during such period and the assets and liabilities of the custodial account at the close of the period.

         (b) All communications or notices required or permitted to be given herein shall be deemed to be given upon receipt by the Custodian at Post Office Box 701 at Milwaukee, Wisconsin 53201-0701, the Investment Company and Thompson, Plumb & Associates, Inc. at 8201 Excelsior Drive, Madison, Wisconsin 53717, or the Participant at his most recent address shown in the Custodian's records. The Participant agrees to advise the Custodian promptly, in writing, of any change of address.

7. Designation of Beneficiary: The Participant shall have the right, by written notice to the Custodian, to designate and redesignate a beneficiary or beneficiaries, primary and contingent, to receive any benefit to which such Participant may be entitled in the event of his death prior to the complete distribution of such benefit. To be effective, such designation must be received by the Custodian prior to the death of the Participant. The most recent designation received by the Custodian prior to the Participant's death shall be controlling and shall apply to all the Participant's Thompson Plumb Funds IRAs.
         In the event the Participant has not designated any beneficiaries, or if all beneficiaries shall predecease the Participant, the balance in the custodial account shall be paid to the personal representative of the Participant's estate. The beneficiary may choose the method of distribution from among those permitted by Article IV. The Participant accepts sole responsibility for any payment made pursuant to the Participant's beneficiary designation, the provisions of the Custodial Agreement absent any such designation, and/or the provisions of any applicable community or marital property law.

8. Inalienability of Benefits: No interest, right or claim in or to any part of the custodial account nor any assets held therein or benefits provided hereunder shall be subject to alienation, assignment, transfer, sale, mortgage, pledge, garnishment, attachment, execution or levy of any kind and any attempt to cause such interest, right claim, assets or benefits to be so subjected shall not be recognized except to the extent as may be required by law.

9. Liability of Custodian and Investment Company: The Custodian and the Investment Company, and their agents,





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         affiliates, employees, and assigns, shall have no responsibilities other than those provided for in the Custodial Agreement and shall not be liable for any mistake in judgement, or any action taken in good faith, or for any loss that is not a result of gross negligence or willful misconduct. To the fullest extent permitted by law, the Participant, and the Participant's beneficiary(ies) or estate, as the case may be, agree to at all times indemnify and hold the Custodian and Investment Company, and their agents, affiliates, employees and assigns, harmless from and against any and all liability that may be incurred in connection with the Participant's account (including, but not limited to, distribution in accordance with the Participant's written instructions or the most recent beneficiary designation on file), unless arising from the gross negligence of willful misconduct on the part of the indemnified person.

10. Conflict in Provision: To the extent that any provisions of Article VIII shall conflict with the provisions of Articles IV, V or VII, the provisions of Article VIII shall prevail. If any provision of this
         Article VIII shall be determined to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

11. Applicable State Law: This custodial account shall be construed, administered and enforced according to the laws of the State of Wisconsin with respect to all matters that are determined by reference to state law as distinguished from federal law. All contributions shall be deemed to take place in the State of Wisconsin.





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